Filed Pursuant to Rule 424(b)(5)
Registration No. 333-169918
PROSPECTUS SUPPLEMENT
(To prospectus dated October 22, 2010)

8,000,000 Shares

Common Stock

We are offering 8,000,000 shares of our common stock.

Our shares of common stock are traded on the Nasdaq Global Market and the Prague Stock Exchange under the symbol “KITD.”  On November 18, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $12.43 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5.

	Per Share	Total

Public offering price	$12.00	$96,000,000
Underwriting discount and commission (1)	$0.60	$4,800,000
Proceeds, before expenses, to us	$11.40	$91,200,000

(1)	See “Underwriting” beginning on page S-13 for disclosure regarding compensation payable to the underwriters by us.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to an additional 1,200,000 shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.

The underwriters expect to deliver the shares of our common stock on or about November 24, 2010.

Sole Book-Running Manager

Roth Capital Partners

Co-Managers

Merriman Capital	ThinkEquity LLC

Janney Montgomery Scott	Northland Capital Markets

The date of this prospectus supplement is November 19, 2010

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process on Form S-3 (File No. 333-169918), and that was declared effective by the SEC on October 22, 2010.  This prospectus supplement describes the specific details regarding this offering, including the price, the amount of our common stock being offered, certain risks of investing in our common stock and other items.  You should read this entire prospectus supplement, as well as the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, see the section of this prospectus entitled “Where You Can Find More Information.”  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since such dates.

All references to “we,” “us,” “our,” the “company” and “KIT digital” mean KIT digital, Inc., including subsidiaries, except where it is clear that the term refers only to KIT digital, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements.  These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement, as well as other information we include or incorporate by reference in the prospectus and any prospectus supplement.  See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference.  We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference.  This summary does not contain all the information you should consider before investing in our common stock. Before deciding to invest in shares of our common stock, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes.  Moreover, the information contained in this prospectus supplement includes “forward-looking statements,” which are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated.  Please see page S-i of this prospectus supplement for cautionary information regarding forward-looking statements.

About KIT digital

KIT digital is a leading global provider of video asset management solutions.  Our on-demand software platform, called “KIT VX,” “VX” or VX-one,” enables large corporate customers to acquire, manage and distribute Internet Protocol (IP)-based video assets across the three screens of the computer, the mobile device (including tablets) and the IP-enabled television.  We deliver our software platform over the Internet as a subscription service using a software-as-a-service or on-demand model, while occasionally installing our software onsite for clients as part of enterprise license agreements.  Our software serves corporate customers across a wide variety of industries, including media & entertainment, telecommunications, retail, consumer/packaged goods, automotive and financial services.  Our clients’ use of the VX platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance.

KIT digital also offers a range of professional services supporting the wider value chain of video asset management, with a focus on systems integration for the capture, storage, transformation, editing and play-out of video in film, television and other broadcasting environments.  We also provide content services (such as transcoding, localization and packaging), along with a range of digital marketing services.

As of November 18, 2010, our customer base consisted of approximately 1,300 enterprise customers from over 35 countries, including The Associated Press, BBC, British Telecom, Best Buy, Bristol-Myers Squibb, CNN, Disney-ABC, FedEx, General Motors, Google, Hewlett-Packard, Home Depot, IMG Worldwide, Intel, Motorola, SAP, Telefonica, Verizon Communications and Vodafone.  Our clients usually enter into long-term contracts. Our average contract length is approximately 24 months, with automatic renewal features.

We were organized as a corporation under the laws of the State of Delaware in August 1998, and commenced operations in our current line of business in December 2003.  Our principal executive offices are located at 168 Fifth Avenue, Suite 302, New York, New York 10010, and our telephone number is +1 (212) 661-4111.  Our international operational headquarters is located in Prague, Czech Republic.  We maintain a corporate website at www.kitd.com.  The contents of our website do not constitute a part of this prospectus supplement or the accompanying prospectus and therefore should not be relied upon with respect to this offering.

Recent Developments

Preliminary Results for Third Quarter 2010.  On November 8, 2010, we announced preliminary unaudited financial results for revenue and net loss for our third quarter ended September 30, 2010, and our current cash position.  We announced that we expect to report:

•
revenue in excess of $27.0 million in the quarter ended September 30, 2010, an increase of more than 18% from our revenue of $23.1 million in the quarter ended June 30, 2010 and more than 147% from our revenue of $11.0 million in the quarter ended September 30, 2009; and

•
a net loss in the quarter ended September 30, 2010, after factoring in non-cash charges related to depreciation and amortization, stock-based compensation and derivative loss, as well as acquisition-related integration expenses.

As of November 5, 2010, our cash and cash equivalents totaled approximately $45.0 million, as compared to $67.1 million at June 30, 2010.  The decrease was due to acquisitions that we completed during the third quarter of 2010, including the acquisition of Accela Communications, Inc. and Megahertz Broadcast Systems.

Risk Factors

Please see “Risk Factors” beginning on page S-5 of this prospectus supplement and in “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

THE OFFERING

Issuer	KIT digital, Inc.

Common stock offered	8,000,000 shares of common stock.

Over-allotment option	We have granted the underwriters an option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any, within 30 days after the date of this prospectus supplement.

Approximate number of shares of common stock to be outstanding immediately after this offering	31,939,714 shares of common stock (33,139,714 shares of common stock if the underwriters exercise in full their option to purchase 1,200,000 additional shares of common stock).

Offering price	$12.00 per share.

Exchange listing	Our shares of common stock are listed on the Nasdaq Global Market and the Prague Stock Exchange under the symbol “KITD.”

Use of proceeds
We will receive net proceeds from this offering of approximately $88,300,000, after deducting underwriting discounts and commissions and estimated offering expenses paid by us.

We intend to use the net proceeds from the sale of the shares in this offering to finance the costs of acquiring or investing in competitive and complementary businesses, products and technologies and for working capital and general corporate purposes. See “Use of Proceeds” on page S-10.

Transfer Agent and Registrar	Continental Stock Transfer & Trust Company.

Risk Factors
Investing in our common stock involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in “Item 1A.  Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.  The total number of shares of common stock outstanding after this offering is based on 23,939,714 shares outstanding as of November 18, 2010 and excludes:

•	3,823,774 shares of our common stock issuable upon the exercise of stock options outstanding as of November 18, 2010, having a weighted-average exercise price of $8.31 per share;

•	1,448,490 shares of our common stock subject to warrants outstanding as of November 18, 2010, having a weighted-average exercise price of $26.46 per share; and

•	19,084 shares of common stock reserved for future issuance under our 2004 Stock Option Plan and 2008 Incentive Stock Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

We present below our summary consolidated financial data. We have derived our summary consolidated statement of operations data for the years ended December 31, 2009, 2008 and 2007 and summary consolidated balance sheet data as of December 31, 2009 from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 and incorporated by reference in this prospectus supplement and the accompanying prospectus.  The summary consolidated statement of operations data presented below for the six-month periods ended June 30, 2010 and 2009 and summary consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited financial statements which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information presented.  The results for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the entire fiscal year.  You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes incorporated by reference into this prospectus supplement.  Historical financial information may not be indicative of our future performance.

	Year ended December 31,			Six months ended June 30,
	2009	2008	2007	2010	2009
				(unaudited)
	(in thousands, except for share and per share data)
Consolidated Statement of Operations Data:

Revenue	$47,284	$23,401	$13,929	$40,419	$20,118
Total variable and direct third party costs	21,720	10,397	6,887	15,112	10,584
Gross profit	25,564	13,004	7,042	25,307	9,534
Loss from operations	(11,159)	(18,706)	(34,238)	(10,157)	(3,310)
Net (loss) income available to common shareholders	(19,942)	(18,975)	(34,564)	(18,784)	6,784
Net (loss) income per common share:
Basic and diluted	$(3.03)	$(7.55)	$(34.69)	$(1.06)	$1.50
Shares used in per share calculation	6,573,970	2,512,415	996,267	17,662,700	4,535,629

	As of December 3, 2009	As of June 30, 2010
	(in thousands)	(unaudited)

Consolidated Balance Sheet Data:

Cash and cash equivalents	$6,791	$67,110
Total assets	80,414	195,308
Total liabilities	46,423	46,538
Total stockholders’ equity	33,991	148,770

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed under “Risk Factors” in the accompanying prospectus, as well as those described in Item 1A. of our annual report on Form 10-K for the year ended December 31, 2009, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement.  See “Where You Can Find More Information.”  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.  If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Common Stock and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that the market price of our common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Our actual results may vary from our preliminary third quarter 2010 results included in “Prospectus Supplement Summary - Recent Developments” and the variances may be material.

This prospectus supplement contains certain preliminary unaudited financial results for revenue and net loss for our third quarter ended September 30, 2010.  Upon completion of our auditors’ review of the results for the quarter ended September 30, 2010, it is possible significant changes to such  preliminary results may be necessary.  Finally, such preliminary unaudited financial results do not reflect all of our material financial information as of and for the three and nine months ended September 30, 2010, and we therefore caution you not to place undo reliance on them.  See “Special Note Regarding Forward-Looking Information” for a discussion of factors that may cause our actual results to vary from our estimates.

We may continue to be unable to timely file certain periodic reports with the SEC.

We did not timely file with the SEC our annual report on Form 10-K for the year ended December 31, 2009 or our quarterly reports on Form 10-Q for the quarters ended September 30, 2009 and March 31, 2010.  We also have yet to file our quarterly report on Form 10-Q for the quarter ended September 30, 2010, which was required to be filed on November 15, 2010. All of these reports were ultimately filed during the five or 15-day permitted extension periods provided by the Securities Exchange Act of 1934, and we have publicly announced our intention to file our quarterly report on Form 10-Q for the quarter ended September 30, 2010 prior to November 22, 2010, which is within the permitted extension period.  In addition, as a result of acquisitions completed by us, we continue to be delayed in the preparation of our financial reports due to the ongoing integration of multiple financial reporting systems. If we are not able to file our quarterly report for the period ended September 30, 2010, or any future period report, in the time specified by the Exchange Act, which filing periods will even be shortened in our next fiscal year because we will be an “accelerated filer,” we could lose our eligibility to use Form S-3 for future capital raises, and that could impair our ability to conduct these kinds of public offerings of our stock. Our inability to timely file periodic reports in the future could materially and adversely affect our financial condition and results of operations.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $7.66 per share, representing the difference between the amount per share paid by you in this offering and the net tangible book value per share of our common stock after giving effect to this offering at a price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.  In the past, we issued certain stock options and warrants to purchase common stock at prices below the offering price. To the extent these outstanding stock options and warrants are ultimately exercised, you will incur further dilution. See the section entitled “Dilution” in this prospectus supplement for a discussion of the dilution you will incur if you purchase common stock in this offering.

Shares of stock issuable pursuant to our stock options and warrants may adversely affect the market price of our common stock.

As of November 18, 2010, we had outstanding stock options to purchase 3,823,774 shares of common stock and outstanding warrants to purchase 1,448,490 shares of common stock (for which cash would need to be remitted to us for exercise). The exercise of the stock options and warrants and the sales of common stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest in our company.  The stock options and warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities.  As of November 18, 2010, there were 23,939,714 shares of our common stock issued and outstanding. Substantially all of these shares are freely transferable. Our executive officers and directors own (of record) approximately 2,887,998 shares of common stock, or 12.1% of our outstanding shares, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act.

Our shares of common stock are traded on more than one exchange and this may result in price variations.

Our common stock is listed for trading on the Nasdaq Global Market and on the Prague Stock Exchange.  The trading prices of our shares on these two exchanges may differ due to spreads between functional trading currencies, different trading hours and other factors, and this may cause confusion to investors seeking to buy or sell our shares.

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors. This could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions.

Pursuant to our certificate of incorporation, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances.  This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care.  In addition, our certificate of incorporation allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us.  This means that, if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Since some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States, you may not be able to enforce any U.S. judgment for claims you may bring against such directors or assets.

Four members of our board of directors are primary residents of either Australia, the United Arab Emirates or the United Kingdom, and a material portion of our assets and a substantial portion of the assets of these directors are located outside the United States.  As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident directors located outside the United States than if these assets were located within the United States.  We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdiction, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own approximately 13.7% of our common stock.  Upon the completion of this offering, our executive officers and directors will beneficially own approximately 10.3% of our common stock.  If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interests of all of our stockholders.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we anticipate using substantially all of the net proceeds in the offering for potential acquisitions and acquisition-related costs, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering.  Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management could use the net proceeds for corporate purposes that may not necessarily increase our market value or improve our results of operations.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.  You should not buy our stock if you are expecting to receive cash dividends.

PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the Nasdaq Global Market since August 13, 2009, and on the Prague Stock Exchange since January 21, 2010, under the symbol “KITD.”  Prior to listing on the Nasdaq Global Market, from March 10, 2009 to August 12, 2009, our common stock was quoted on the OTC Bulletin Board under the symbol “KDGL” and from May 29, 2008 to March 9, 2009 (the date of our 1-for-35 reverse stock split), our trading symbol was KITD. Prior to May 29, 2008, when our corporate name was ROO Group, Inc., our trading symbol was RGRP.

The following table sets forth the range of high and low closing prices as reported by the OTC Bulletin Board or the Nasdaq Global Market, as applicable, for the periods indicated.

	Year Ended December 31,
Quarter	2008		2009		2010
	High	Low	High	Low	High	Low

First	$8.58	$2.10	$9.25	$5.95	$13.12	$9.47
Second	14.70	5.25	9.00	7.01	14.72	8.77
Third	11.20	6.65	10.13	6.75	12.12	8.05
Fourth (through November 18, 2010)	9.45	3.85	11.63	9.26	14.67	11.19

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. These prices have been adjusted from the actual prices for such periods to reflect the 1-for-35 reverse stock split which took place on March 9, 2009.

On November 18, 2010, the last reported sale price of our common stock on the Nasdaq Global Market was $12.43 per share.

As of November 18, 2010, we had approximately 265 stockholders of record and a greater number of beneficial holders for whom shares are held in a “nominee” or “street” name.

DIVIDEND POLICY

We have never paid dividends to holders of our common stock and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this offering will be approximately $88,300,000, at the public offering price of $12.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses paid by us.

We intend to use the net proceeds from this offering for the following purposes:

Application of Net Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Potential acquisitions and acquisition-related costs	$81,750,000	92.6%
Working capital and general corporate purposes	6,550,000	7.4
Total	$88,300,000	100.0%

We plan to use a significant portion of the net proceeds of this offering to finance the costs of acquiring or investing in competitive and complementary businesses, products and technologies as a part of our growth strategy. We currently have no commitments or agreements with respect to any such acquisitions or investments.

We also plan to use a portion of the net proceeds as a working capital reserve to more effectively compete in client bid proposals where net cash and bond requirements are often demanded by clients.  Other general corporate purposes include amounts required to pay for continuing product development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.  Any additional net proceeds received from the exercise of the over-allotment option will be used for working capital and general corporate purposes.

Pending these uses, we intend to invest most of the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table summarizes our long-term debt and capitalization as of June 30, 2010, (a) on an actual basis, and (b) on an as adjusted basis to give effect to the sale by us of 8,000,000 shares of our common stock in this offering at the public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.  The information presented below is based on our unaudited financial statements at June 30, 2010.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2010
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)

Long-term debt and capitalized lease obligations, net of current portion	$5,619	$5,619

Stockholders’ equity:
Common Stock, $0.0001 par value: authorized 30,000,000 shares; issued and outstanding 23,230,279 shares, actual; issued and outstanding, as adjusted for this offering, 31,230,279 shares(1)	2	3
Additional paid-in capital	263,861	352,160
Accumulated deficit	(112,727)	(112,727)
Accumulated other comprehensive loss	(2,366)	(2,366)
Total stockholders’ equity	148,770	237,070
Total capitalization	$154,389	$242,689

(1)
The number of shares issued and outstanding and the additional paid-in capital exclude (a) 2,993,341 shares of common stock reserved for issuance upon the exercise of stock options outstanding under our 2004 Stock Option Plan and 2008 Incentive Stock Plan, and (b) 1,477,884 shares of common stock reserved for issuance upon the exercise of outstanding warrants (for which cash would need to be remitted to us for exercise), in each case, as of June 30, 2010.

DILUTION

As of June 30, 2010, our unaudited net tangible book value was approximately $47,162,000, or $2.03 per share based on 23,230,279 shares outstanding. Our net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets and dividing this amount by the number of shares of our common stock outstanding on June 30, 2010.

Dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock after giving effect to this offering. After giving effect to the sale of 8,000,000 shares of our common stock in this offering and deducting the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of June 30, 2010 would have been $4.34 per share of our common stock. This amount represents an immediate increase in net tangible book value of $2.31 per share to our existing stockholders and an immediate dilution in net tangible book value of $7.66 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock		$12.00
Net tangible book value per share as of June 30, 2010	$2.03
Increase per share attributable to new investors in this offering	2.31
Net tangible book value per share as of June 30, 2010 after giving effect to this offering		4.34
Dilution per share to new investors in this offering		$7.66

This table assumes no exercise of the underwriters'  over-allotment option to purchase up to 1,200,000 additional shares of common stock from us. If the underwriters  exercise this option in full, the net tangible book value after giving effect to this offering will increase to approximately $4.59 per share, representing an increase to existing stockholders of approximately $2.56 per share, and there will be an immediate dilution of approximately $7.41 per share to new investors.

The above number of shares of our common stock outstanding, as of June 30, 2010, excludes:

•	2,993,341 shares of our common stock issuable upon the exercise of stock options outstanding, having a weighted-average exercise price of $10.92 per share; and

•	1,477,884 shares of our common stock subject to warrants outstanding, having a weighted-average exercise price of $26.43 per share.

To the extent that stock options or warrants excluded from the table above are exercised, there will be further dilution to new investors.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the several underwriters with respect to the shares in this offering.  Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, 8,000,000 shares of our common stock.  Our common stock trades on the Nasdaq Global Market and the Prague Stock Exchange under the symbol “KITD.”

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase, the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC	5,832,000
Merriman Capital, Inc.	776,000
ThinkEquity LLC	592,000
Janney Montgomery Scott LLC	400,000
Northland Capital Markets(1)	400,000
Total	8,000,000

    (1) Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SPIC.

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the common stock offered hereby if they purchase any of the shares.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days after the date of this prospectus supplement to buy up to an additional  shares of common stock from us at the public offering price less the underwriting commissions to cover these sales.

The underwriters propose to offer to the public the common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $     per share. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

		Total
	Per Share	Without Over- Allotment	With Over- Allotment

Public offering price	$12.00	$96,000,000	$110,400,000

Underwriting discounts and commissions paid by us	$0.60	$4,800,000	$5,520,000

Non-accountable and accountable expenses payable by us	$0.072	$576,000	$662,400

We have agreed to provide the underwriters with a non-accountable expense reimbursement equal to 0.6% of the gross proceeds received from the sale of shares issued in the offering.  At our sole discretion, we will have the option to pay in cash to the underwriters a discretionary bonus of up to 1.0% of the gross proceeds from the sale of the shares subject to this offering.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

We have also agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18-day extension under certain circumstances, following the date of this prospectus.  In addition, certain of our executive officers have entered into lock-up agreements with the underwriters. Under those lock-up agreements, those holders of such stock may not, directly or indirectly, without the prior written consent of Roth Capital Partners, LLC, (i)  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the our common stock, for a period of 90 days, subject to an 18-day extension under certain circumstances, from the date of this prospectus.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (EEA) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)           to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)           by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)           in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)           it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)           in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The underwriters, and their respective affiliates, have provided, and they may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.  Specifically, Roth Capital Partners, LLC was retained as an underwriter in connection with our underwritten public offerings in April 2010, March 2010, January 2010 and August 2009.  Merriman Capital, Inc. was retained as an underwriter in connection with our underwritten public offerings in April 2010, January 2010 and August 2009, acted as an advisor in our March 2010 underwritten offering and acted as a placement agent for our private placement offerings in each of 2006, 2007 and 2008 and as an advisor on our ownership restructuring and our acquisition of The FeedRoom, Inc. in August 2009.  ThinkEquity LLC was retained as an underwriter in connection with our underwritten public offerings in January 2010.

Other than the foregoing, the underwriters do not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to the contractual relationship of the underwriters with us entered into in connection with this offering.

    We have agreed to pay each of Jefferies & Company and Canaccord Genuity Inc. a fee of $1.0 million and $50,000, respectively, for serving as our financial advisors in connection with this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.  These transactions may be discontinued at any time.  The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.  In addition, the underwriters make no representation that they will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online.  Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriter and should not be relied upon by investors.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel.  Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The audited financial statements of KIT digital, Inc. for the year ended December 31, 2009 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of KIT digital, Inc. included in our annual report on Form 10-K for the year ended December 31, 2008, have been audited by MSPC, independent registered public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Multicast Media Technologies, Inc. and Subsidiaries as of December 31, 2009 and 2008 and each of the two years then ended included in our current report on Form 8-K/A filed on June 1, 2010 have been audited by Bennett Thrasher PC, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration  statement and the exhibits to the registration statement. For further information regarding us and the common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports, which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

Our Internet address is www.kitd.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	Our annual report on Form 10-K for the year ended December 31, 2009, as amended;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, and June 30, 2010;

•
Our current reports on Form 8-K, filed with the SEC on January 21, 2010, February 1, 2010, March 4, 2010, March 22, 2010, April 22, 2010, April 23, 2010, May 6, 2010, May 20, 2010, June 1, 2010, July 22, 2010, August 16, 2010, and October 6, 2010;

•	Our preliminary proxy statement on Schedule 14A filed with the SEC on August 19, 2010;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on September 1, 2010;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on August 11, 2009, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.
205 Hudson Street, Suite 802
New York, New York 10013
Attention: Mr. Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
+1 (212) 661-4111

PROSPECTUS

$250,000,000 of Common Stock offered by KIT digital, Inc.

242,843 shares of Common Stock offered by Stockholders

We may offer and sell shares of our common stock, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering, up to a total dollar amount of $250,000,000.  We will provide more specific terms of such offering and sale of our common stock in supplements to this prospectus.

In addition, the selling stockholders identified in this prospectus, and any of their respective pledgees, donees, transferees or other successors in interest, may offer and sell up to 242,843 shares of our common stock from time to time under this prospectus and any prospectus supplement.  The stockholders may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  The stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any of the proceeds from the sale of our common stock by the stockholders, and none of the selling stockholders are among our executive management members or directors.  The stockholders will pay all underwriting discounts and commissions, if any, in connection with the sale of their shares.  See “Stockholders” and “Plan of Distribution.”

Our common stock is listed for trading on each of the Nasdaq Global Market and the Prague Stock Exchange under the symbol KITD.  The closing price for our common stock on October 12, 2010, as reported by the Nasdaq Global Market, was $12.69 per share.

The shares of common stock offered by us may be sold directly, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these shares in any applicable prospectus supplement.  If any agents, underwriters or dealers are involved in the sale of any shares in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 2.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2010

TABLE OF CONTENTS

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of common stock.  Our business, financial condition, results of operations and prospects may have changed since such dates.

i

ABOUT THIS PROSPECTUS

 This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $250,000,000, and the selling stockholders may from time to time sell up to 242,843 shares of common stock in one or more offerings.  This prospectus provides you with a general description of the shares we or the selling stockholders may offer.  Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the shares being offered and the terms of that offering.  The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

All references to “we,” “us,” “our,” the “company” and “KIT digital” mean KIT digital, Inc., including subsidiaries, except where it is clear that the term refers only to KIT digital, Inc.

ABOUT KIT DIGITAL

KIT digital is a leading global provider of video asset management solutions. Our on-demand software platform, called “KIT VX,” “VX” or VX-one,” enables large corporate customers to acquire, manage and distribute Internet Protocol (IP)-based video assets across the three screens of the computer, the mobile device (including tablets) and the IP-enabled television. We deliver our software platform over the Internet as a subscription service using a software-as-a-service or on-demand model, while occasionally installing our software onsite for clients as part of enterprise license agreements.  Our software serves corporate customers across a wide variety of industries, including media & entertainment, telecommunications, retail, consumer/packaged goods, automotive and financial services.  Our clients’ use of the VX platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance.

KIT digital also offers a range of professional services supporting the wider value chain of video asset management, with a focus on systems integration for the capture, storage, transformation, editing and play-out of video in film, television and other broadcasting environments. We also provide content services (such as transcoding, localization and packaging), along with a range of digital marketing services.

As of October 1, 2010, our customer base consisted of approximately 1,300 enterprise customers from over 35 countries, including The Associated Press, BBC, British Telecom, Best Buy, Bristol-Myers Squibb, CNN, Disney-ABC, FedEx, General Motors, Google, Hewlett-Packard, Home Depot, IMG Worldwide, Intel, Motorola, SAP, Telefonica, Verizon Communications and Vodafone. Our clients usually enter into long-term contracts. Our average contract length is approximately 24 months, with automatic renewal features.

We were organized as a corporation under the laws of the State of Delaware in August 1998, and commenced operations in our current line of business in December 2003.  Our principal executive offices are located at 168 Fifth Avenue, Suite 302, New York, New York 10010, and our telephone number is +1 (212) 661-4111.  Our international operational headquarters is located in Prague, Czech Republic.  We maintain a corporate website at www.kitd.com; an electronic brochure of our customer product offerings can be downloaded at www.kitd.com/brochure and other information regarding our company can be found on our corporate website under “Investor Relations.”  Neither the contents of our website nor downloadable files found there constitute part of this prospectus and therefore should not be relied upon with respect to this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed in Item 1A. of our annual report on Form 10-K for the year ended December 31, 2009, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement.  See “Where You Can Find More Information.”  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.  If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives.

For the year ended December 31, 2009, we had revenue of $47.3 million and a net loss available to common stockholders of $19.9 million.  At December 31, 2009, we had total stockholders’ equity of $34.0 million, an increase of $15.7 million from December 31, 2008.  Our total stockholders’ equity increased substantially to $148.8 million as of June 30, 2010, as a result of several financing transactions earlier this year.  For the six months ended June 30, 2010, we had revenue of $40.4 million, compared to revenue of $20.1 million for the comparable period in 2009.  We had a net loss available to common stockholders of $18.8 million for the six months ended June 30, 2010, compared to net income available to common stockholders of $6.8 million for the comparable 2009 period.  There can be no assurance that, even if our revenue increases, future operations will result in net income.  Our failure to increase our revenues or improve our gross margins will harm our business.  We may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer.  The prices we charge for our Internet software and services may decrease, which would reduce our revenues and gross margins and harm our business.  If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

Our operations have limited histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the software and services markets in which we operate. We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue;
•	establishing and maintaining adoption of our technology on a wide variety of platforms and devices;
•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services;
•	developing services and products that result in high degrees of corporate client satisfaction and high levels of end-customer usage;
•	successfully responding to competition, including competition from emerging technologies and solutions;

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services; and
•	identifying, attracting and retaining talented technical and creative services staff at reasonable market compensation rates in the markets in which we employ.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, our business will be harmed.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources.  We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing and sales staff.  We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.  There may be greater strain on our systems mainly because we have acquired a number of businesses over the last 24 months and have had to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing.  To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our competitors may have greater financial and other resources than we do and those advantages could make it difficult for us to compete with them.

The market for IP video content management is relatively new and constantly changing. We expect that competition in this industry will intensify. Increased competition may result in price reductions, reduced margins, loss of customers and changes in our business and marketing strategies, any of which could harm our business.  Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time.  The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share.  Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, release products and enhancements before they are thoroughly tested or result in customer dissatisfaction, any of which could harm our operating results and stock price.

If we do not successfully develop new software products and solutions, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our software and services suite (either through internal product or capability development initiatives or through strategic partnerships and acquisitions) in such a way that achieves widespread market acceptance or that generates significant revenue and gross profits to offset our operating and other costs.  We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability.  Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for our solutions are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly.  Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

Any failure of major elements of our systems and operations could lead to significant disruptions in our ability to serve customers, which could damage our reputation, reduce our revenues or otherwise harm our business.

Our business is dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our network infrastructure may harm our ability to distribute our software to our customers, as well as our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our customers’ websites or demand from mobile users could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events could harm our business.

Our operations also depend on web browsers, ISPs (Internet service providers) and mobile networks to provide our clients’ end-users access to websites, IPTV and mobile content.  Many of these providers have experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any such outage, delay or difficulty could adversely affect our ability to effectively provide our software and services, which would harm our business.

We depend on various third parties to maintain much of our content delivery, storage and computer hardware operations. If the third parties’ hardware or operations fail, our business will be harmed.

A portion of our content delivery, storage and computer hardware operations are operated or safeguarded by third parties such as Akamai Technologies, Equinix, Internap, Limelight, RRSat, Satlink and various other content delivery and transport, hosting and telecommunications providers. If these providers’ operations, networks, hardware or security systems fail — particularly if they fail in unison — our reputation and business may suffer.  A problem with, or failure of, these systems and operations could result in interruptions or increases in response times for our customers. If we cannot maintain our system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon our business, financial condition and results of operations.

We license technology from third parties. If we are unable to maintain these licenses, our operations and financial condition may be negatively impacted.

We license technology from third parties. The loss of, or our inability to maintain, these licenses could result in increased costs or delay sales of our software and services.  We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the component technologies that we license from third parties could be difficult for us to replace.  The impairment of these third-party relationships, especially if this impairment were to occur in unison, could result in delays in the delivery of our software and services until equivalent technology, if available, is identified, licensed and integrated.  This delay could adversely affect our operating results and financial condition.

Certain of our service delivery and content handling services are subject to industry regulations, certifications and approvals.

The commercialization of certain of the service delivery and content handling services we provide at times require or are made more costly due to industry acceptance and regulatory processes, such as ISO certification and strict content security handling standards for Hollywood studios.  If we are unable to obtain or retain these or other formal and informal industry certifications in a timely manner, or at all, our operating results could be adversely affected.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not made a practice of registering patents or copyrights on the software and technology we have developed.  We believe our intellectual property is protected by the long-term usage precedent for our software solutions, and we rely upon confidentiality agreements signed by our employees, consultants and third parties, and trade secret laws of general applicability, as an ongoing safeguard for our software and technology.  We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

If we are unable to retain the services of Kaleil Isaza Tuzman or Gavin Campion or if we are unable to successfully recruit qualified personnel, we may not be able to continue operations.

Our success depends to a significant extent upon the continued service of Kaleil Isaza Tuzman, our Chairman and Chief Executive Officer, and Gavin Campion, our President. The loss of the services of Messrs. Isaza Tuzman or Campion could have a material adverse effect on our growth, revenues and prospective business. We have entered into an executive management agreement with KIT Capital, Ltd., an entity controlled by Mr. Isaza Tuzman, including the services of Mr. Isaza Tuzman and other KIT Capital personnel, pursuant to which Mr. Isaza Tuzman serves as our Chief Executive Officer, for a term of three years scheduled to expire in January 2011. We have also entered into an employment agreement with Mr. Campion. While we expect both Messrs. Isaza Tuzman and Campion to renew their employment agreements with us under substantially similar terms, if either Mr. Isaza Tuzman or Mr. Campion were to resign or we are unable to retain either of their services beyond the term of their respective agreement with us, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the IP video enablement industry. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

We may not have successfully integrated recent acquisitions to realize the full benefits of the combined businesses.

Our acquisitions involve the integration of businesses that have previously operated separately. The difficulties of combining the operations of these businesses include:

•	the challenge of effecting technical and staff integration while carrying on the ongoing businesses;
•	the necessity of coordinating geographically separate organizations; and
•	effective integration of personnel with diverse business backgrounds.

The process of completing the integration of these businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The multinational nature of our operations can make it especially challenging to successfully integrate our recent acquisitions. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisitions and the integration of these operations could have an adverse effect on our business, financial condition or results of operations.

Our growth strategy depends, in part, on our acquiring businesses, products and technologies and expanding their existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire or invest in businesses, products and technologies. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;
•	complete the purchase of those businesses on terms acceptable to us;
•	complete the acquisition(s) in the time frame and within the budget we expect; and
•	improve the results of operations of each of the businesses that we buy and successfully integrate its operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the factors above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general.  We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

We may be subject to legal liability for providing third-party content.

We have certain arrangements to offer third-party content via certain of our clients’ websites.  We may be subject to claims concerning this content by virtue of our involvement in marketing, branding, broadcasting or providing access to it, even if we do not ourselves directly host, operate or provide access to these products, services, content or advertising.  While our agreements with these parties most often provide that we will be indemnified against such liabilities, such indemnification may not be adequate or available. Investigating and defending any of these types of claims can be expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and operating results.

Fluctuations in foreign currency exchange rates affect our operating results in U.S. dollar terms.

A portion of our revenues arises from international operations. Revenues generated and expenses incurred by our international subsidiaries are often denominated in the currencies of the local countries. While we seek to roughly match client revenues with associated costs of delivery and client service, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our international subsidiaries are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

We may be required to record a significant charge to earnings if our goodwill or amortizable intangible assets become impaired.

We are required under U.S. generally accepted accounting principles to test goodwill for impairment at least annually and to review our amortizable intangible assets for impairment when events or changes in circumstance indicate the carrying value may not be recoverable.  Factors that could lead to impairment of goodwill and amortizable intangible assets include significant adverse changes in the business climate and declines in the financial condition of our business.  We have recorded and may be required in the future to record additional charges to earnings if a portion of our goodwill or amortizable intangible assets becomes impaired. Any such charge would adversely impact our financial results.

Our international operations are subject to increased risks which could harm our business, operating results and financial condition.

In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international market position, there are risks inherent in doing business internationally, including:

•	trade barriers and changes in trade regulations;
•	difficulties in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;
•	the need to comply with varied local laws and regulations;
•	longer payment cycles;
•	possible credit risk and higher levels of payment fraud;
•	profit repatriation restrictions and foreign currency exchange restrictions;
•	political or social unrest, economic instability or human rights issues;
•	geopolitical events, including acts of war and terrorism;
•	import or export regulations;
•	compliance with U.S. laws (such as the Foreign Corrupt Practices Act) and local laws prohibiting corrupt payments to government officials;
•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses; and
•	different and more stringent user protection, data protection, privacy and other laws.

Violations of complex foreign and U.S. laws and regulations that apply to our international operations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation.

Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.  These risks inherent in our international operations and expansion increase our costs of doing business internationally and could result in harm to our business, operating results and financial condition.

Risks Related to Our Common Stock and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Shares of common stock issuable upon exercise of our outstanding stock options and warrants may adversely affect the market price of our common stock.

As of October 9, 2010, we had outstanding under our 2004 Stock Option Plan and 2008 Incentive Stock Plan stock options to purchase an aggregate of 3,804,901 shares of common stock at a weighted average exercise price of $10.43 per share (of which grants relating to 787,700 shares are subject to stockholder approval), and outstanding warrants to purchase 1,480,387 shares of common stock at a weighted average exercise price of $26.16 per share (for which cash would need to be remitted to us for exercise).  The exercise of the stock options and warrants and the sales of common stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest in our company.  The stock options and warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these stock options and warrants.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities. As of October 9, 2010, there were 23,914,052 shares of our common stock issued and outstanding. Substantially all of these shares are freely transferable. Our executive officers and directors own (of record) approximately 2,887,998 shares of common stock, or 12.1% of our outstanding shares, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act.

Our shares of common stock are traded on more than one exchange and this may result in price variations.

Our common stock is listed for trading on the Nasdaq Global Market and the Prague Stock Exchange.  The trading prices of our shares on these two exchanges may differ due to spreads between functional trading currencies, different trading hours and other factors, and this may cause confusion to investors seeking to buy or sell our shares.

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors. This could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions.

Pursuant to our certificate of incorporation, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances.  This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care.  In addition, our certificate of incorporation allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us.  This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Since some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States, you may not be able to enforce any U.S. judgment for claims you may bring against such directors or assets.

Four members of our board of directors are primary residents of Australia, the United Arab Emirates or the United Kingdom, and a material portion of our assets and a substantial portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident directors located outside the United States than if these assets were located within the United States. We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdiction, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own approximately 14.0% of our common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. You should not buy our stock if you are expecting to receive cash dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by U.S. federal securities laws.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of the shares of our common stock:

•
to finance the costs of acquiring, investing in, or creating joint ventures with competitive and complementary businesses, products and technologies as a part of our growth strategy (although we have no current commitments or agreements with respect to any such acquisitions or investments); and

•	for working capital and general corporate purposes.

There is no guarantee that we will sell these shares of our common stock and, in the event that we do, there is no guarantee as to the total number of shares that we would sell, nor is there any guarantee as to the amount of net proceeds to be used specifically for the foregoing purposes.  Our management will have significant discretion and flexibility in applying the net proceeds from the sale of these shares.  Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.  Our plans to use the estimated net proceeds from the sale of these shares may change and, if they do, we will update this information in a prospectus supplement.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, and there are no executive management members or directors among the selling stockholders.

STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of October 9, 2010, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of the offering.  The selling stockholders acquired their shares of common stock on September 21, 2010 in connection with our acquisition of Brickbox Digital Media s.r.o. and its subsidiaries and affiliates (collectively, “Brickbox”), located in the Czech Republic, as described below.  Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholders, or by any of their respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholders, or in our records, as of October 9, 2010, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

Pursuant to a Securities Purchase Agreement, dated September 21, 2010, we purchased all of the outstanding capital stock of Brickbox for an initial purchase price of approximately $10,100,000 (after a working capital adjustment and $1,000,000 hold-back related to consolidation of Brickbox’s minority interests), with $3,500,000 being paid in the form of 339,476 shares of our common stock and approximately $6,600,000 being paid in cash.  Of the total purchase price, $1,580,000 in cash and 67,895 shares of common stock where placed into escrow to secure indemnities made to us with respect to the representations, warranties and obligations of the selling stockholders.  The purchase price is subject to adjustment based upon a definitive determination of Brickbox's final pre-closing working capital. All of the shares of common stock issued in the acquisition are subject to a 15-month “lock-up” restriction from the date such shares are issued, but we agreed in the Securities Purchase Agreement to promptly register 242,843 shares of the initial shares issued on the closing date, and to release such shares from the lock-up restriction upon the registration of those shares. These are the shares being registered for the selling stockholders identified in this prospectus.

We have been advised that none of the stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or an affiliate of a broker-dealer.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

Name and Address of Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After the Offering (1) (Number)	Shares of Common Stock Beneficially Owned After the Offering (2) (Percent)
Daniel Hromádko Taboritska 722/12 Prague 3, 130 00 Czech Republic	75,991	67,945	8,046	*

Pavel Chižňak c/o Corsum Group s.r.o. Opatovicka 4 110 00, Prague 1 Czech Republic	75,991	67,945	8,046	*

Petr Stránský Bolevecka 42 109 00, Prague 10 Czech Republic	3,005	2,717	288	*

Jonathan Charles Finnerty No. 6 The Crescent Rutherway, Oxford OX2 6QY Oxfordshire, UK	62,992	56,382	6,610	*

Ronnie C. Brooks 1706 Morgan Lane Redondo Beach, CA 90278	9,700	8,550	1,150	*

A.P.D. Apotheosis Investments Limited (3) c/o Ms. Stella Constantinou, President 21 Vasili Michailidi Postal Code 3026 Limassol, Cyprus	43,902	39,304	4,598	*

Total	271,581	242,843	28,738

*	Less than 1% of outstanding shares.

(1)
We do not know when or in what amounts the selling stockholders may offer shares for sale.  The selling stockholders may not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Based on 23,914,052 shares of our common stock outstanding as of October 9, 2010.

(3)	Stella Constantinou, as the President of A.P.D. Apotheosis Investments Limited (“A.P.D.”), has sole voting and dispositive power of the shares owned by A.P.D. offered under this prospectus.

THE SECURITIES WE MAY OFFER

The description of the shares of common stock contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the shares that we may offer.  We will describe in the applicable prospectus supplement relating to any shares of common stock the particular terms of the shares offered by that prospectus supplement.  If we so indicate in the applicable prospectus supplement, the terms of the shares may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the shares of common stock, and the securities exchange, if any, on which the shares will be listed.

With respect to the primary offering, we may sell from time to time, in one or more offerings, shares of our common stock.  The total dollar amount of the shares that we may issue will not exceed $250,000,000.  This prospectus may not be used to consummate a sale of our common stock unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and by-laws, each as amended to date, which we refer to as our “certificate of incorporation” and “by-laws.”

General

We are a Delaware corporation.  Under our certificate of incorporation, we have authority to issue 80,000,000 shares of common stock, par value $0.0001 per share.  We do not have any authorized preferred stock.

As of October 9, 2010, there were issued and outstanding:

•	23,914,052 shares of common stock;

•	stock options to purchase 3,804,901 shares of common stock at a weighted average exercise price of $10.43 per share (of which grants relating to 787,700 shares are subject to stockholder approval);

•	warrants to purchase 1,480,387 shares of common stock at a weighted average exercise price of $26.16 per share (for which cash would need to be remitted to us for exercise); and

•	time and performance-based restricted stock units for 441,250 shares of common stock.

Voting; Dividends; Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of shares of our common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares of common stock being sold in this offering will be, when issued, validly authorized and issued, fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York, 10004, telephone number +1 (212) 509-4000.

Listing

Our common stock is listed for trading on each of the Nasdaq Global Market and the Prague Stock Exchange under the symbol KITD.

ANTI-TAKEOVER LAW, LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell shares of our common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling stockholders may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We or the selling stockholders may distribute shares of our common stock from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of our common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the shares of our common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange or market on which the shares of common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the shares of common stock for their own account and may resell the shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement.  We or the selling stockholders may offer the shares of common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Subject to certain conditions, the underwriters will be obligated to purchase all of the shares offered by the prospectus supplement, other than shares covered by any over-allotment option.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time.  We or the stockholders may use underwriters with whom we have or the stockholders have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares and we will describe any commissions we or the stockholders will pay the agent in the prospectus supplement.  Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of its appointment.

We or the selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of common stock from us or from the stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  We will describe the conditions to these contracts and the commissions we or the stockholders must pay for solicitation of these contracts in the prospectus supplement.

We or the selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.  Agents and underwriters may engage in transactions with, or perform services for, us or the stockholders in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying shares so long as the stabilizing bids do not exceed a specified maximum price.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions.  Those activities may cause the price of the common stock to be higher than it would be otherwise.  If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market-makers on the Nasdaq Global Market may engage in passive market-making transactions in the common stock on the Nasdaq Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock.  Passive market-makers must comply with applicable volume and price limitations and must be identified as passive market-makers.  In general, a passive market-maker must display its bid at a price not in excess of the highest independent bid for such shares; if all independent bids are lowered below the passive market-maker’s bid, however, the passive market-maker’s bid must then be lowered when certain purchase limits are exceeded.

In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit any timing of our and any stockholder’s purchases and sales of the shares. We will make copies of this prospectus available to the stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us or the selling stockholders in the ordinary course of our business.

In connection with the sale of shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of shares of common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver shares to close out its short positions provided it has met its prospectus delivery obligations at the time of the short sale.  The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell the shares offered hereby.  The stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The stockholders may also sell the shares in privately negotiated transactions, through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, through an exchange distribution in accordance with the rules of the applicable exchange, ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, to broker-dealers who may agree with the stockholders to sell a specified number of such shares at a stipulated price per share or a combination of any of the foregoing methods described in this paragraph.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and those sales conform to the requirements of that rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell some or all of the shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) of the Securities Act, or another applicable provision of the Securities Act, which amends the list of stockholders to include the pledgees, transferees or other successors in interest as the selling stockholders under this prospectus.

The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the reselling beneficial owners for purposes of this prospectus.

To the extent required pursuant to Rule 424(b) of the Securities Act, or other applicable rule, upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus.  Such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

EXPERTS

The audited financial statements of KIT digital, Inc. for the year ended December 31, 2009 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of KIT digital, Inc. included in our annual report on Form 10-K for the year ended December 31, 2008, have been audited by MSPC, independent registered public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of The FeedRoom, Inc. as of December 31, 2008 and 2007 and each of the two years then ended included in our current report on Form 8-K/A dated September 30, 2009 have been audited by Withum Smith + Brown, PC, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm experts in accounting and auditing.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, as our counsel, will pass upon certain legal matters, including the legality of the shares of common stock offered by this prospectus and any prospectus supplement.  If the shares are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.  The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.kitd.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

•	Our annual report on Form 10-K for the year ended December 31, 2009, as amended;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, and June 30, 2010;

•
Our current reports on Form 8-K, filed with the SEC on January 21, 2010, February 1, 2010, March 4, 2010, March 22, 2010, April 22, 2010, April 23, 2010, May 6, 2010, May 20, 2010, June 1, 2010, July 22, 2010, August 16, 2010, and October 6, 2010;

•	Our preliminary proxy statement on Schedule 14A filed with the SEC on August 19, 2010;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on September 1, 2010;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our registration statement on Form 8-A filed on August 11, 2009, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.
168 Fifth Avenue, Suite 302
New York, New York 10010
Attention: Mr. Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
+1 (212) 661-4111

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

8,000,000 Shares

Common Stock

Prospectus Supplement

Roth Capital Partners
Merriman Capital
ThinkEquity LLC
Janney Montgomery Scott
Northland Capital Markets

November 19, 2010